Exhibit 5.1
June 10, 2024

Forward Air Corporation
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745

Re:	Forward Air Corporation Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Forward Air Corporation, a Tennessee corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”). Capitalized terms herein not otherwise defined herein will have the meaning given to such terms in the Registration Statement and related Prospectus. The Registration Statement and related Prospectus cover the registration of up to 14,015,018 shares of Common Stock, par value $0.01 (“Common Stock”), comprised of (i) 5,135,008 shares of Common Stock on an as-exchanged basis, which consist of (x) 699,707 shares of Common Stock and (y) 4,435,301 shares of Common Stock issuable upon exchange of Clue Opco LLC’s Class B Units (“Opco Class B Units”), or its equivalent units in Omni Management Holdings, LLC (“Management Holdings”) as applicable, and corresponding shares of the Company’s Series B Preferred Units (the “Series B Preferred Units”) and (ii) 8,880,010 shares of Common Stock on an as-converted and as-exchanged basis, which consist of (x) 1,210,006 shares of Common Stock and (y) 7,670,004 shares of Common Stock issuable upon exchange of Opco Class B Units (or their equivalent units in Management Holdings as applicable) and corresponding Series B Preferred Units. We refer to the Opco Class B Units and Series B Preferred Units that are exchangeable into Common Stock as the “Convertible Securities” and the shares of Common Stock issuable upon exchange of the Convertible Securities as the “Exchange Shares”. We refer to the 699,707 shares of Common Stock and the 1,210,006 shares of Common Stock that have been issued as the “Issued Shares,” and together with the Exchange Shares, the “Shares”.

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, and as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.the Exchange Shares have been duly authorized and, when issued upon exchange of the Convertible Securities in accordance with the terms of the Company’s Restated Charter and the Limited Liability Company Agreement of Clue Opco LLC, will be validly issued, fully paid and nonassessable, and

2.the Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     Our opinions herein are limited to the Tennessee Business Corporation Act of the State of Tennessee.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,
/s/ Greenberg Traurig, P.A.